BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants

406 Lippincott Drive, Ste. J
Marlton, New Jersey 08053-4168
(856) 355-5900   Fax (856) 396-0022

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Advanced Battery Technologies, Inc.
15 West 39th Street, Ste. 14A
New York, NY 10018-3806

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 12, 2009, relating to the consolidated financial statements of Advanced Battery Technologies, Inc. (the “Company”) and the effectiveness of its internal control over financial reporting, appearing in the Company’s Form 10-K/A for the year ended December 31, 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Bagell, Josephs, Levine and Company, L.L.C
Bagell, Josephs, Levine and Company, L.L.C
Marlton, NJ, 08053

August 14, 2009